Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of CareFusion Corporation for the registration of its common stock and to the incorporation by reference therein of our report dated September 15, 2009 (except for Note 2, as to which the date is November 13, 2009) with respect to the combined financial statements and schedule of CareFusion Corporation included in its Current Report on Form 8-K dated November 13, 2009, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

San Diego, California

July 30, 2010